NIKE, Inc. Board of Directors announces long-time Nike veteran Elliott Hill to return as President and Chief Executive Officer
John Donahoe to retire from Nike

(Beaverton, OR) -- September 19, 2024 -- The Board of Directors of NIKE, Inc. (NYSE:NKE) announced today that Elliott Hill will become President and Chief Executive Officer of NIKE, Inc., effective October 14, 2024. Hill will also become a Director of the NIKE, Inc. Board of Directors and a member of the Executive Committee.
“I am excited to welcome Elliott back to NIKE. Given our needs for the future, the past performance of the business, and after conducting a thoughtful succession process, the Board concluded it was clear Elliott’s global expertise, leadership style, and deep understanding of our industry and partners, paired with his passion for sport, our brands, products, consumers, athletes, and employees, make him the right person to lead Nike’s next stage of growth,” said Mark Parker, Executive Chairman of NIKE, Inc. “Personally, I have worked with Elliott for more than 30 years and I look forward to supporting him and his senior management team as they seize the opportunities ahead.”

The Board and John Donahoe have decided he will retire from his role as President and Chief Executive Officer and from the NIKE, Inc. Board of Directors effective October 13. He will remain as an advisor to the company to ensure a smooth transition through January 31, 2025.

“I would like to thank John for his contributions to Nike as President and CEO, and as a board member. I would particularly like to recognize the role he played in leading the company during the COVID pandemic and his unwavering support for the investments Nike has made in our communities around the world,” added Parker.

“NIKE has always been a core part of who I am, and I’m ready to help lead it to an even brighter future. For 32 years, I’ve had the privilege of working with the best in the industry, helping to shape our company into the magical place it is today,” said Elliott Hill. “I’m eager to reconnect with the many employees and trusted partners I’ve worked with over the years, and just as excited to build new, impactful relationships that will move us ahead. Together with our talented teams, I look forward to delivering bold, innovative products, that set us apart in the marketplace and captivate consumers for years to come.”

Throughout the course of his career at Nike, Hill held senior leadership positions across Europe and North America and was responsible for helping grow the business to more than $39 billion. Before retiring in 2020, he was President - Consumer and Marketplace leading all commercial and marketing operations for Nike and Jordan Brand, including the P&L across the company’s four geographies. He retired from Nike in 2020. Hill is a graduate of Texas Christian University (TCU) and Ohio University and currently serves on the Board of Trustees for TCU.

“It’s been an honor and privilege to be part of this incredible company, and I’ll always value my time at Nike and the opportunity to lead the organization. I have great respect for Phil, Mark, Nike and its employees,” said John Donahoe. “It became clear now was the time to make a leadership change, and Elliott is the right person. I look forward to seeing Nike and Elliott’s future successes.”

About NIKE, Inc.
NIKE, Inc., headquartered in Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com/. Individuals can also visit https://about.nike.com/and follow NIKE on LinkedIn, Instagram and YouTube.